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EXHIBIT 10.2


                 AMENDMENT NO. 1 TO STOCK OPTION PLAN OF 1994

                   (Approved by Stockholders on May 4, 1994)

                    Eligibility for Non-Employee Directors


As a logical extension of the stated purpose of the Plan, the Company believes that non-employee members of the Board of Directors also should be encouraged and enabled to acquire an ownership interest in the Company for the same reasons applicable to key employees. Therefore, the Plan is amended to allow grants of stock options to non-employee Directors.

Stock option awards shall be awarded to non-employee Directors elected to the Board for the first time on or after May 4, 1994. Such Directors are precluded from participation in the existing retirement benefits program for Directors which provides monthly cash payments upon retirement from the Board of Directors. In addition, non-employee members of the Board of Directors appointed prior to 1994 shall be required to elect either (i) to continue building credits under that retirement plan or (ii) to limit such retirement plan credits to those earned prior to 1994 and to receive stock options in the future. The total number of stock options to be granted to all non-employee Directors shall not exceed in the aggregate 100,000 shares (20,000 annually) for the duration of the Stock Option Plan of 1994.


         "RELOAD" TO FACILITATE STOCK OWNERSHIP BY PLAN PARTICIPATION


A new feature is being added to assist participants in purchasing and retaining the common stock of the Company. This feature applies to all options granted under this Plan in 1994, and to options granted under this Plan in the future subject to the discretion of the Compensation Committee based on then applicable tax and/or accounting rules.

To encourage increased ownership, the Plan shall include what is commonly referred to as a "reload" feature. Under this arrangement, when options are exercised, payment for the option shares by delivery of shares already owned by the optionee (which were acquired either (i) by direct purchase outside the option process, or (ii) through exercise of options more than six (6) months prior to the date of the current exercise) would entitle the optionee to a new stock option grant equal to the number of shares delivered. The new option grant would acquire the remaining exercise period with respect to the options exercised and the option price would be the then current fair market value as defined by the Plan.


    REQUIREMENT THAT STOCK PRICE REACH SPECIFIED LEVEL FOR OPTION EXERCISE


For all options granted to participants other than those granted to the CEO on January 6, 1994, the Plan is amended to add a requirement that the price per share of the Company's Class B common stock must reach a specified level before half of the options in any grant can be exercised. For such options, this specified price will be $40 per share. Options subject to this requirement will become exercisable subject to the vesting and termination provisions of the Plan





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when the price of the stock reaches $40 per share during any three trading days occurring within a period of ninety (90) days. The Committee will retain discretion to establish similar terms and conditions applicable to any options which may be granted to the CEO.



             INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR GRANTS


The Plan presently stipulates that the total number of shares available though exercise of options granted to participants will not exceed 1,000,000 shares. The Plan is amended to increase the number of shares available for grants of options from 1,000,000 to 3,500,000 in order to meet the need for shares created by the other changes proposed by the Board in keeping with its strategic emphasis on stock ownership. The maximum number of options which the Committee may grant to any non-Director participant is limited to no more than 300,000 in a calendar year.





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